Exhibit 99.1

Tower Group, Inc. Provides Updated Estimate of Superstorm Sandy Impact

Announces Earnings Release and Conference Call Dates for Fourth Quarter and Year-End Financial Results

NEW YORK--(BUSINESS WIRE)--February 12, 2013--Tower Group, Inc. (Nasdaq: TWGP) announced today that it plans to release its fourth quarter and year-end 2012 financial results on Monday February 25, 2013, after the market close. Tower will also host a conference call and webcast to discuss these results on Tuesday, February 26, 2013 at 9:00 a.m. ET. Michael Lee, President and Chief Executive Officer, and Bill Hitselberger, Executive Vice President and Chief Financial Officer, will lead the conference call.

This conference call will be broadcast live over the Internet. To access a listen-only webcast over the Internet, please visit the Investor Information section of Tower Group, Inc.'s website, www.twrgrp.com, or use this link: http://investor.twrgrp.com/events.cfm. Please access the website at least 15 minutes prior to the call to register and to download any necessary audio software. If you are unable to participate during the live conference call, a webcast will be archived in the Investor Information section of Tower Group, Inc.'s website at www.twrgrp.com.

Update on Superstorm Sandy Impact

Tower also announced that it expects its after-tax loss in the fourth quarter of 2012 from Superstorm Sandy to be between $79 million and $81 million, an increase from the range of $55 million to $68 million that the company announced on November 7, 2012. The increase is principally due to approximately $6 million after-tax in higher estimated loss adjustment expenses on Tower’s direct business, along with a $5 million after-tax increase in the amount of storm losses covered under its assumed reinsurance business and in certain of its alternative investments. Through February 8, 2013, Tower has closed 89% of the 24,000 claims that its stock companies received as a result of Superstorm Sandy. Tower received 99% of these claims prior to January 26, 2013.

About Tower Group, Inc.

Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries.

Our Commercial Insurance Segment offers a broad range of commercial lines property and casualty insurance products to small to mid-sized businesses distributed through a network of retail, wholesale and program underwriting agents on both an admitted and non-admitted basis. This segment also provides reinsurance, primarily on a quota share basis, to other insurance providers.

Our Personal Insurance Segment offers a broad range of personal lines property and casualty insurance products to individuals distributed through a network of retail and wholesale agents.

Our Insurance Services Segment provides underwriting, claims and reinsurance brokerage services to insurance companies.

For more information visit Tower's website at http://www.twrgrp.com/.

CONTACT:
Tower Group, Inc.
Bernie Kilkelly, 212-655-8943
Managing Vice President, Investor Relations
bkilkelly@twrgrp.com